Exhibit (a)(1)(H)

For further information:

David A. Crittenden

DCrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Announces Preliminary Results of Self Tender Offer

Warren, Michigan, July 9, 2015 - Universal Truckload Services, Inc. (NASDAQ: UACL) today announced the preliminary results of its modified “Dutch auction” tender offer to repurchase up to 1,000,000 shares of its outstanding common stock, which expired at 12:00 Midnight, Eastern Time, on Wednesday, July 8, 2015.

Based on the preliminary count by Computershare Trust Company, N.A. (“Computershare”), the depositary for the tender offer, approximately 1,733,798 shares were properly tendered and not properly withdrawn at or below the expected final purchase price of $21.50 per share, including shares that were tendered through notices of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, Universal expects to acquire 1,599,605 shares at a final purchase price of $21.50 per share, for an aggregate purchase price of approximately $34,391,500. These shares represent approximately 5.3% of the Company’s issued and outstanding shares as of June 5, 2015. The total amount of shares expected to be purchased in the tender offer includes the Company’s right to increase the tender offer by up to two percent of our outstanding shares and also includes a total of approximately 1,476,163 shares tendered, including shares tendered through a notice of guaranteed delivery, by Mr. Manuel J. Moroun, a member of Universal’s Board of Directors, and a trust controlled by him. Mr. Moroun is the father of Mr. Matthew T, Moroun, the Chairman of the Board of Directors. The determination of the final number of shares to be purchased and the final price per share is subject to confirmation by Computershare of the proper delivery of the shares validly tendered and not withdrawn.

Due to the oversubscription of the tender offer, Universal expects to accept for purchase approximately 92.3% of the shares properly tendered and not properly withdrawn at or below the purchase price of $21.50 per share by each tendering shareholder.

The number of shares to be purchased and the price per share are preliminary and are subject to verification by Computershare and subject to change for a number of reasons, including if some or all of the shares tendered through notices of guaranteed delivery are not delivered within the applicable three trading day settlement period.  The actual number of shares to be purchased and the final price per share will be announced following the expiration of the guaranteed delivery period and completion of the confirmation process by Computershare, and are not expected to be announced until at least July 14, 2015.  Promptly after such announcement, Computershare will issue payment for the shares validly tendered and accepted for payment under the tender offer and will return shares tendered and not purchased in the tender offer.

Universal may purchase additional shares in the future in the open market subject to market conditions and private transactions, tender offers or otherwise.  Under applicable securities laws, however, we may not repurchase any shares until July 23, 2015.  Whether we make additional repurchases in the future will depend on many factors, including the number of shares purchased in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and other factors the Company considers relevant.

The Company has retained Georgeson Inc. as the information agent, and all questions regarding the tender offer should be directed to Georgeson at (866) 431-2110 (toll free).

About Universal

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, intermodal, and value-added services.

Forward-Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.